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                                                               Exhibit 99.(j)(1)

            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our report dated February 19, 2008 on the financial statements of the RiverSource Tax-Exempt Money Market Fund of the RiverSource Tax-Exempt Money Market Series, Inc., included in the Annual Report for the year ended December 31, 2007, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 44 to the Registration Statement (Form N-1A, No. 2-66868) of the RiverSource Tax-Exempt Money Market Series, Inc.


                                                           /s/ Ernst & Young LLP

Minneapolis, Minnesota
February 25, 2008